SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. )

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GL Energy & Exploration, Inc.

(Name of Registrant as Specified In Its Charter)

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1

GL ENERGY & EXPLORATION, INC.
8721 Sunset Blvd., Penthouse 7
Hollywood, California 90069
____________________

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

____________________

July 26, 2006

A majority of the shareholders of GL Energy & Exploration, Inc., have taken action by written consent to approve an amendment to our Certificate of Incorporation, which amendment will (i) change our corporate name to “American Southwest Music Distribution, Inc.” and (ii) effectuate a reverse stock split of our common stock by changing and reclassifying each seventy four (74) shares our issued and outstanding common stock, par value $.001 per share (“Common Stock”) into one (1) fully paid and non-assessable share of Common Stock.

Shareholders of record at the close of business on July 7, 2006 will be entitled to notice of this shareholder action by written consent. Since the actions will be approved by the holders of the required majority of the outstanding shares of our voting stock, no proxies were or are being solicited. We anticipate that the name change and the reverse split will become effective on or after August 18, 2006.

David Michery
President

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

GL ENERGY & EXPLORATION, INC.
____________________

INFORMATION STATEMENT

____________________

INFORMATION CONCERNING THE ACTION BY WRITTEN CONSENT

Date and Purpose of Written Consent

Shareholders holding a majority of the voting power of the company took action by written consent on July 7, 2006 for the purpose of approving an amendment to the company’s certificate of incorporation (the “Charter Amendment”) to (i) change the company’s corporate name to “American Southwest Music Distribution, Inc.” (the “Name Change”) and (ii) effectuate a 1-for 74 reverse split of the company’s issued and outstanding common stock (the “Reverse Split”).

Shareholders Entitled to Vote

Approval of the matters described herein requires the written consent of the holders of outstanding stock of each voting group entitled to vote on such matters. As of June 27, 2006, there were 63,882,042 shares of our common stock outstanding and 23,980 shares of our series A preferred stock outstanding. Holders of our common stock are entitled to one vote per share. Holders of our series A preferred stock are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of series A preferred stock held by such holder are convertible, and for the actions described herein, vote together with the holders of common stock as a single class. The number of shares of common stock issuable upon conversion of each share of series A preferred stock is determined by dividing the Stated Value ($1,000) by the Conversion Price ($.04). As such each share of Series A preferred stock is convertible into 25,000 shares of common stock and the 23,980 shares of Series A preferred stock outstanding are entitled to 599,500,000 votes. Accordingly, there are 663,382,042 votes outstanding voting together as a single class. Shareholders of record at the close of business on July 7, 2006, will be entitled to receive this notice and information statement.

Proxies

No proxies are being solicited.

Consents Required

The Charter Amendment requires the consent of the holders of a majority of the shares of common stock and Series A preferred stock voting together as a single class.

On July 7, 2006, David Michery and Kent Puckett, holders of the voting rights with respect to (i) 22,500,000 shares of our common stock and (ii) 599,500,000 voting rights with respect to 23,980 shares of our series A preferred stock delivered written consents to us adopting the proposals set forth herein. For a detailed breakdown of Messrs. Michery and Puckett’s holders please see “COMMON STOCK OUTSTANDING AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

Information Statement Costs

The cost of delivering this information statement, including the preparation, assembly and mailing of the information statement, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding information statement materials to the beneficial owners of our capital stock.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2006 by the following persons:

•	each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;
•	each of our directors and executive officers; and
•	all of our directors and executive officers as a group.

Except as set forth in the footnotes to the table, the persons names in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

Name And Address (1)	Number Of Shares Beneficially Owned	Percentage Owned (2)	Number of Shares Beneficially Owned Post Reverse Split	Percentage Owned Post Reverse Split (3)
David Michery	561,045,000 (4)	92.8%	7,581,689	84.6%
Kent Puckett	60,995,000 (5)	49.7%	824,527	9.2%
Donald Byers #300 - 1497 Marine Drive West Vancouver, BC Canada V7T 1B8	16,400,000	25.7%	221,622	2.5%

All directors and officers as a group (2 persons)	622,000,000	93.6%	8,406,216	93.8%

* Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise noted, the address for each person is 8721 Sunset Blvd., Penthouse 7, West Hollywood, California 90069.

(2)	Based on 63,882,042 common shares issued and outstanding.

(3)
Based on 8,964,622 shares of common stock outstanding after (i) the 1-for-74 reverse split and (ii) full conversion of all series A preferred stock held by Messrs Michery and Puckett immediately following effectiveness of the reverse split.

(4)
Includes 540,750,000 shares of common stock issuable upon conversion of 21,630 shares of series A preferred stock. Mr. Michery has submitted an irrevocable conversion notice pursuant to which he agreed to convert all of these shares of series A preferred stock into common stock immediately following effectiveness of the reverse split discussed herein. Mr. Michery is our President and Chief Executive Officer.

(5)
Includes 58,750,000 shares of common stock issuable upon conversion of 2,350 shares of series A preferred stock. Mr. Puckett has has submitted an irrevocable conversion notice pursuant to which he agreed to convert all of these shares of series A preferred stock into common stock immediately following effectiveness of the reverse split discussed herein. Mr. Puckett is our Chief Financial Officer.

PROPOSAL 1
AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION TO EFFECTUATE A 1-FOR-74 REVERSE STOCK SPLIT

Introduction

On March 10, 2006, our board of directors unanimously adopted a resolution declaring it advisable to amend our certificate of incorporation to effectuate a 1-for-35 reverse stock split, which resolution was superceded by a new resolution unanimously adopted by our board of directors on April 21, 2006 to increase the reverse split to 1-for-74. Our board of directors further directed that this amendment to our certificate of incorporation be submitted for consideration by our stockholders. On July 7, 2006, the holders of our voting stock approved the 1-for-74 reverse stock split.

Effective Time of the Reverse Split

We intend to file, as soon as practicable on or after the twentieth (20th) day after this information statement is sent to our shareholders, an amendment to our certificate of incorporation effectuating the reverse stock split with the Secretary of State of Delaware. This amendment to our certificate of incorporation will become effective at the close of business on the date the amendment to the certificate of incorporation is accepted for filing by the Secretary of State of Delaware. It is presently contemplated that such filing will be made in the third week of August 2006. A copy of the amendment to our certificate of incorporation is attached to this information statement as Appendix A.

Reasons for the Reverse Stock Split

Our board of directors seeks to adopt the one for seventy-four reverse stock-split in order to improve our capitalization and to comply with the terms of the agreement underlying our acquisition of all of the outstanding shares of American Southwest Music Distribution, Inc. (See “RECENT CHANGES—Change in Control”). After giving effect to the acquisition without the reverse stock split, the number of total shares outstanding on June 27, 2006 was 63,882,042 (including shares issuable upon conversion of the 23,980 shares of our series A preferred stock issued in connection therewith this number would be approximately 663,382,042). Our board of directors believes that this number of outstanding shares, along with the low per share market price of our common stock, impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of our company. In addition, we are only authorized to issue 100,000,000 shares of common stock, so in order to satisfy the conversion terms of the series A preferred stock, we would either need to increase our authorized common stock or effectuate a reverse split. The holders of our series A preferred stock have submitted irrevocable conversion notices pursuant to which they have agreed to fully convert their series A preferred stock into shares of common stock immediately following consummation of the reverse split, which further enhances our capital structure. The board of directors has determined that, for the reasons set forth herein, the better choice is to effectuate the reverse split.

Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may be adversely affecting, and may continue to adversely affect, not only the pricing of our common stock but also its trading liquidity. In addition, these perceptions may affect our commercial business and our ability to raise additional capital through the sale of stock or the cost of debt we may incur.

We hope that the decrease in the number of shares of our outstanding common stock resulting from the reverse split, and the anticipated increase in the price per share, will encourage greater interest in our common stock among members of the financial community and the investing public and possibly create a more liquid market for our stockholders with respect to those shares presently held by them. However, the possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse split is effected, particularly if the price per share of our common stock begins a declining trend after the reverse split is effected. Companies which effectuate reverse stock splits often experience such a declining trend.

It is possible that the reverse split will not achieve any of the desired results. There also can be no assurance that the price per share of our common stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

We are not aware of any present efforts by anyone to accumulate our common stock, and the proposed reverse split is not intended to be an anti-takeover device.

Possible Disadvantages

The liquidity of our common stock may be adversely affected by the reduced number of freely-tradeable shares outstanding after the reverse stock-split. The reverse stock-split will cause the number of “odd-lot” holders to go up and cause the number of “round-lot” holders of the common stock to go down. An odd-lot is fewer than 100 shares. The number of round-lot holders is a common measure of a stock’s distribution, and a lower number may reflect more negatively on our shares. In addition, the new odd-lot holders may become reluctant to trade their shares because of any stigma or higher commissions associated with odd-lot trading. Stockholders who hold odd-lots may experience an increase in the cost of selling their shares and may have greater difficulty in making sales. This may negatively impact the average trading volume and thereby diminish interest in the common stock by some investors and advisors.

Notwithstanding these potential disadvantages, the board of directors believes that the reverse stock-split is in our best interest for the reasons set forth above.

Effects of Reverse Stock-Split

The reverse stock-split will increase our authorized but unissued common stock, which may be used by our board of directors in order to thwart anti-takeover efforts by outsiders. The board nominees are not aware of any such current takeover efforts, and the reverse split is not being proposed as an anti-takeover measure.

Following the reverse split (and conversion of the series A preferred stock), our capital structure will be as follows:

(i)	8,964,622 shares of common stock outstanding;
(ii)	100,000,000 shares of common stock authorized, with 0 shares reserved for issuance

We were required to reserve a sufficient number of shares of common stock for issuance upon conversion of the series A preferred. Without the reverse split, we would have been required to increase our authorized common stock and reserve approximately 600 million shares of our common stock.

Prior to effectiveness of the reverse split, we would have only been able to honor conversion of approximately 1,440 shares of series A preferred stock, or 36 million shares. Accordingly, our principal officers and stockholders David Michery and Kent Puckett would have held approximately 58.5 million (or 58.5%) of the total authorized and outstanding common stock, with the right to receive an additional 563 million shares upon conversion of their remaining series A preferred stock. After the reverse split, there will be sufficient common stock available to honor full conversion of their series A preferred stock resulting in their holding 93.8% of the outstanding common stock, while there will now be 90 million shares of common stock available for issuance. These additional available shares were not required for consummation of our recent acquisition of all of the equity of American Southwest Music Distribution, Inc. GL Energy’s inability to honor full conversion of the series A preferred stock will not give American Southwest’s shareholders a right to rescind or unwind the transaction described above. (See “RECENT CHANGES--Change in Control”). Even if we were unable to obtain stockholder approval for the reverse split, Messrs. Michery and Puckett control GL Energy due to their common stock combined with the voting rights contained in their series A preferred stock, regardless of conversion thereof. Specifically, Messrs. Michery and Puckett hold 622,000,000 voting rights or approximately 94 % of the votes available on a fully diluted basis thereby controlling GL Energy (See “INFORMATION CONCERNING THE ACTION BY WRITTEN CONSENT—Shareholders Entitled to Vote; --Consents Required”). Accordingly, if stockholder approval for the reverse split is not obtained, we would only honor conversion of approximately 1,440 shares of series A preferred stock held by Messrs. Michery and Puckett as discussed above.

While management is currently seeking attractive equity or debt financing arrangements, there are currently no proposals or arrangements, written or otherwise, to issue additional shares of our common stock at this time. However, should we issue additional shares of stock in the future, this could have the effect of diluting the earnings per share and book value per share of existing shares of common stock.

Our charter currently provides that preferred stock may be issued in one or more series. Our board of directors is authorized to fix the number of shares of any series of preferred stock, to determine the designation of any such series and to determine the rights, preferences, privileges, qualifications and limitations of such preferred stock. Depending upon the nature and terms of any such designated and issued preferred stock, such issuance could make a takeover of our company more difficult and therefore, less likely. An issuance of any shares of preferred stock could have the effect of diluting the earnings per share and book value per share of existing shares of common stock. The board of directors has no present plans, understandings, or agreements to issue any preferred stock. Other than our preferred stock as discussed above, there are no provisions of our articles, bylaws, employment agreements or credit agreements that have material antitakeover consequence.

Stock Certificates and Fractional Shares

Stockholders will be required to exchange their stock certificates for new certificates representing the shares of common stock after giving effect to the reverse stock-split with our transfer agent. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates.

We will not issue any certificates representing fractional shares of our common stock in the transaction, while retaining the current par value of $0.001. We will not be paying any cash to stockholders for any fractional shares resulting from the reverse split; rather, any resulting fractional shares shall be rounded up to the nearest whole number.

Our transfer agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Procedure for Implementing the Reverse Stock-Split

In connection with the reverse stock-split, seventy four (74) shares of our pre-split outstanding common stock will be exchanged for one share of common stock. Post-split shares of our common stock may be obtained by surrendering certificates representing shares of pre-split common stock to our transfer agent. To determine the number of shares of our common stock issuable to any record holder, the total number of shares represented by all of the certificates issued in the name of that record holder held in each account as set forth on the records of the transfer agent on the date upon which the split becomes effective will be divided by 74.

We will not issue any certificates representing fractional shares of our common stock in the transaction, while retaining the current par value of $0.001. Any resulting fractional shares shall be rounded up to the nearest whole number. Upon surrender to the transfer agent of the share certificate(s) representing shares of pre-split common stock, the holder will receive a share certificate representing the appropriate number of shares of our common stock.

Federal Income Tax Consequences

The following discussion generally describes certain federal income tax consequences of the reverse stock-split to our stockholders. The following does not address any foreign, state, local tax or alternative minimum income, or other federal tax consequences of the proposed reverse stock-split. The actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to such stockholder’s acquisition and ownership of the common stock. Each stockholder should consult his or her accountants for more information in this regard.

We believe that the reverse stock-split will qualify as a “recapitalization” under Section 368(a)(1)(E) of the Code or as a stock-for-stock exchange under Section 1036(a) of the Code. As a result, no gain or loss should be recognized by us or our stockholders in connection with the reverse stock-split. A stockholder’s aggregate tax basis in his or her shares of post- reverse stock-split common stock received from us will be the same as his or her aggregate tax basis in the pre- reverse stock-split common stock exchanged therefor. The holding period of the post- reverse stock-split common stock surrendered in exchange therefor will include the period for which the shares of pre-reverse stock-split common stock were held, provided all such common stock was held as a capital asset on the date of the exchange.

This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse stock-split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (such as life insurance companies, regulated investment companies and foreign taxpayers).

No ruling from the Internal Revenue Service or opinion of counsel has been or will be obtained regarding the federal income tax consequences to our stockholders as a result of the reverse stock-split. Accordingly, each stockholder is encouraged to consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local and foreign income and other tax laws.

PROPOSAL 2
AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION TO CHANGE OUR NAME TO
AMERICAN SOUTHWEST MUSIC DISTRIBUTION, INC.

Introduction

On March 10, 2006, our board of directors unanimously adopted a resolution declaring it advisable to amend our certificate of incorporation to change our name to “American Southwest Music Distribution, Inc.” Our board of directors further directed that this amendment to our certificate of incorporation be submitted for consideration by our stockholders. On July 7, 2006, the holders of our voting stock approved the amendment of our certificate of incorporation to change our name to “American Southwest Music Distribution, Inc.” A copy of the amendment to our certificate of incorporation is attached to this information statement as Appendix A.

Effective Time of the Name Change

We intend to file, as soon as practicable on or after the twentieth (20th) day after this information statement is sent to our shareholders, an amendment to our certificate of incorporation effectuating the name change with the Secretary of State of Delaware. This amendment to our certificate of incorporation will become effective at the close of business on the date the amendment to the certificate of incorporation is accepted for filing by the Secretary of State of Delaware. It is presently contemplated that such filing will be made in the third week of August 2006.

 Reasons for the Name Change

Our board of directors feels that this name change is in our best interest. In light of American Southwest Music Distribution, Inc. becoming our sole operating subsidiary, the name “GL Energy & Exploration, Inc.” no longer accurately reflects the company’s operations and interests.

You are not required to exchange your certificate(s) of GL Energy & Exploration, Inc. for new stock certificates reflecting our new name of American Southwest Music Distribution, Inc., although you may do so if you wish.

RECENT CHANGES

Change in Control

On March 13, 2006, we entered into an agreement (the “Exchange Agreement”) pursuant to which we acquired all of the equity of American Southwest Music Distribution, Inc., a Texas corporation (“American”). Pursuant to the Exchange Agreement, we issued 22,500,000 shares of our common stock and 23,980 shares of our series A convertible preferred stock to David Michery and Kent Puckett, the owners of American. Messrs. Michery and Puckett were our officers and directors at the time of the Exchange Agreement, positions they held since October 2004 in connection with our entry into a merger agreement with American in October 2004. This merger agreement was never consummated and was terminated. The consummation of the Exchange Agreement resulted in a change of control.

As a result of the Exchange Agreement, the former shareholders of American control GL Energy & Exploration, Inc., holding approximately 93.8% of the outstanding shares of voting stock of GL Energy.

For a full description of the Exchange Agreement and the transactions relating thereto, please refer to our Current Report on Form 8-K dated March 10, 2006.

By Order of the Board of Directors

David Michery
President

July 26, 2006
Hollywood, CA

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GL Energy & exploration, INC.

GL Energy & Exploration, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify the following:

I. The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the consent of the holders of a majority of the outstanding voting stock of the corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

II. Article FIRST of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“FIRST: The name of the Corporation is American Southwest Distribution, Inc.”

III. Article FOURTH of the Corporation’s Certificate of Incorporation is amended by deleting the first sentence thereto and inserting the following in lieu thereof to read as follows:

“FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 105,000,000 shares, of which 5,000,000 shares shall be Preferred Stock, par value $.001 per share, and 100,000,000 shares shall be Common Stock, par value $.001 per share.

Each seventy four (74) shares of Common Stock, outstanding on the effective date of this Amendment shall be automatically converted into one (1) share of Common Stock and, in lieu of fractional shares, each share so converted shall be rounded up to the next highest number of full shares of Common Stock.”

A-1

IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this ____ day of August, 2006.

GL ENERGY & EXPLORATION, INC.

By:_________________________________
David Michery, President

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